Exhibit 99.1

Papa John’s Announces Fourth Quarter and Full Year 2014 Results

2015 Operating Assumptions and Earnings Guidance Announced

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 24, 2015--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the fourth quarter and fiscal year ended December 28, 2014.

Highlights

  Fourth quarter earnings per diluted share of $0.52 in 2014 compared to $0.41 in 2013, an increase of 26.8%; Earnings per diluted common share of $1.75 for the full year increased 12.9% over earnings per diluted common share of $1.55 for 2013
  System-wide comparable sales increases of 4.1% for North America and 8.9% for International for the fourth quarter; System-wide comparable sales increases of 6.7% for North America and 7.4% for International for the full year
  126 net global restaurant openings in the fourth quarter and 235 for the full year, of which 181 were International and 54 were in North America

“I’d like to congratulate our corporate and franchise operators, who drove outstanding comparable sales to overcome a historically difficult commodity environment and deliver another record year for Papa John’s,” said Papa John’s founder, chairman, president and CEO, John Schnatter. “In 2015, we will continue to steadily grow the Papa John’s brand by leveraging our digital advantage, expanding our global footprint, and most important, consistently delivering a demonstrably better pizza.”

Fourth quarter 2014 revenues were $425.5 million, a 9.7% increase from fourth quarter 2013 revenues of $387.9 million. Fourth quarter 2014 net income increased 12.8% to $21.2 million, compared to fourth quarter 2013 net income of $18.8 million. Fourth quarter 2014 diluted earnings per share increased 26.8% to $0.52, compared to fourth quarter 2013 diluted earnings per share of $0.41.

Full year 2014 revenues were $1.60 billion, an increase of 11.1% from 2013 revenues of $1.44 billion. Full year 2014 net income was $73.3 million, compared to 2013 net income of $69.5 million. Full year diluted earnings per share were $1.75 compared to 2013 diluted earnings per share of $1.55, an increase of 12.9%.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Year Ended
	Dec. 28, 2014	Dec. 29, 2013	Dec. 28, 2014	Dec. 29, 2013

Global restaurant sales growth (a)	6.6%	4.8%	9.8%	6.2%

Global restaurant sales growth, excluding the
impact of foreign currency (a)	8.2%	12.9%	10.6%	8.7%

Comparable sales growth (b)
Domestic company-owned restaurants	5.9%	11.5%	8.2%	6.6%
North America franchised restaurants	3.4%	8.1%	6.2%	3.1%
System-wide North America restaurants	4.1%	9.0%	6.7%	4.0%

System-wide international restaurants	8.9%	7.0%	7.4%	7.5%

(a) Includes both company-owned and franchised restaurant sales.

(b) Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues increased $37.6 million, or 9.7%, for the fourth quarter of 2014 and increased $159.1 million, or 11.1% for the full year. The increases in revenues were primarily due to the following:

  Domestic company-owned restaurant sales increased $15.0 million, or 8.8%, and $66.5 million, or 10.5%, for the fourth quarter and full year 2014, respectively, primarily due to increases of 5.9% and 8.2% in comparable sales.
  North America franchise royalty revenue increased approximately $2.4 million, or 11.3%, and $7.8 million, or 9.5%, for the fourth quarter and full year 2014, respectively, primarily due to increases of 3.4% and 6.2% in comparable sales and due to reduced levels of performance-based royalty incentives.
  Domestic commissary sales increased $8.7 million, or 5.6%, and $50.6 million, or 8.7%, for the fourth quarter and full year 2014, respectively, due to increases in the prices of certain commodities, primarily cheese and meats, and higher overall margins. Additionally, higher sales volumes contributed to the full-year increase.
  Other sales increased $9.8 million, or 66.4%, and $20.9 million, or 39.1%, for the fourth quarter and full year 2014, respectively, primarily due to point-of-sale system (“FOCUS”) equipment sales to franchisees. See the “FOCUS Update” section for additional information.
  International revenues increased $1.7 million, or 6.6%, and $13.8 million, or 15.6%, for the fourth quarter and full year of 2014, primarily due to increases in the number of restaurants and increases in comparable sales of 8.9% and 7.4%, respectively, calculated on a constant dollar basis. The fourth quarter of 2013 included an additional month of revenues at our China company-owned operations as we changed the reporting cycle in the fourth quarter of 2013 to no longer consolidate the results one month in arrears. The impact of this change resulted in incremental revenues of $2.1 million in 2013.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis:

	Three Months Ended			Year Ended
	Dec. 28,	Dec. 29,	Increase	Dec. 28,	Dec. 29,	Increase
(In thousands)	2014	2013	(Decrease)	2014	2013	(Decrease)

Domestic company-owned restaurants	$8,900	$9,924	$(1,024)	$40,969	$34,590	$6,379
Domestic commissaries	13,143	11,526	1,617	39,317	37,804	1,513
North America franchising	20,620	18,067	2,553	77,009	70,201	6,808
International	3,179	651	2,528	7,250	2,803	4,447
All others	141	1,088	(947)	(9)	3,490	(3,499)
Unallocated corporate expenses	(14,035)	(12,550)	(1,485)	(49,440)	(41,025)	(8,415)
Elimination of intersegment losses (profits)	443	(765)	1,208	(841)	(1,754)	913
Total income before income taxes (a)	$32,391	$27,941	$4,450	$114,255	$106,109	$8,146

(a) Includes FOCUS system rollout costs of approximately $1.4 million and $3.7 million for the fourth quarter and full year 2014, respectively. See the FOCUS Update section of this press release and the Annual Report on Form 10-K for the full year ended December 28, 2014 for additional information.

Total income before income taxes and other measures excluding FOCUS system rollout costs included within this press release are not measures defined by accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as substitutes for or better indicators of the company’s performance than the company’s GAAP results. Management believes presenting income before income taxes and other measures excluding the FOCUS system rollout costs is important for purposes of comparison to prior year results and analyzing each segment’s operating results. In addition, management uses these non-GAAP measures to allocate resources and analyze trends and underlying operating performance of the company.

Fourth quarter 2014 income before income taxes increased $4.5 million, or 15.9%. Excluding FOCUS rollout costs of approximately $1.4 million, income before income taxes increased approximately $5.9 million, or 21.1%. Significant results by segment are detailed as follows:

  Domestic company-owned restaurants results decreased approximately $1.0 million. The decrease was primarily due to higher automobile insurance claims costs of approximately $3.5 million and higher commodities costs, primarily cheese and meats, partially offset by the 5.9% increase in comparable sales. Additionally, the results for the fourth quarter of 2014 include approximately $500,000 of depreciation expense associated with FOCUS equipment costs.
  Domestic commissaries results increased approximately $1.6 million primarily due to higher margins, partially offset by higher workers’ compensation and automobile insurance claims costs of approximately $1.5 million.
  North America franchising increased $2.6 million primarily due to higher royalties attributable to the 3.4% increase in comparable sales and a reduced level of performance-based royalty incentives.
  International income increased approximately $2.5 million primarily due to an increase in units and comparable sales of 8.9% which resulted in both higher royalties and an improvement in United Kingdom commissary results. The fourth quarter of 2013 also included a $215,000 loss for the additional month of China company-owned operations as previously discussed.
  The results for the “All others” segment decreased approximately $900,000 primarily due to higher infrastructure costs to support our digital ordering business.
  Unallocated corporate expenses were $1.5 million higher primarily due to higher legal, management incentive compensation, and interest costs, partially offset by lower general and administrative and other expenses, including travel costs. Additionally, the results for the fourth quarter of 2014 include approximately $600,000 of depreciation expense associated with FOCUS capitalized software development costs.

The full year increase in income before income taxes was $8.1 million, or 7.7%. Excluding FOCUS system rollout costs of approximately $3.7 million, income before income taxes increased by approximately $11.9 million, or 11.2%. The increase was primarily due to the same reasons as noted above for the three month period. Additionally, the full year results include the following:

  Domestic company-owned restaurants income increased approximately $6.4 million primarily due to the 8.2% increase in comparable sales partially offset by higher commodities and higher automobile insurance claims costs of approximately $3.5 million. Additionally, the full year results include approximately $1.2 million of depreciation expense associated with FOCUS equipment costs.
  Domestic commissaries results increased approximately $1.5 million primarily due to higher margins and higher sales volumes, which were somewhat offset by higher workers’ compensation and automobile insurance claims costs of approximately $2.6 million and higher costs associated with various ongoing commissary initiatives.
  International income increased approximately $4.4 million primarily due to an increase in units and comparable sales of 7.4% which resulted in both higher royalties and contributed to an improvement in the United Kingdom commissary results. These increases were partially offset by unfavorable results at our China company-owned restaurant operations, primarily due to higher restaurant disposition costs for 11 restaurants, which were approximately $700,000 higher in 2014.
  In 2013, unallocated corporate expenses included an approximate $1.1 million benefit from a decrease in the redemption value of a mandatorily redeemable noncontrolling interest in a joint venture. An amendment to the joint venture agreement during 2014 no longer requires changes in the value to be recorded in net interest.

The effective income tax rates were 31.0% and 32.0% for the three months and full year ended December 28, 2014, representing increases of 1.6% and 0.8% for the three-month and full year periods, respectively. Our effective income tax rate may fluctuate from quarter to quarter for various reasons. The higher tax rates for 2014 were primarily due to the prior year including favorable state tax settlements.

The company’s free cash flow, a non-GAAP financial measure, was as follows (in thousands):

	Year Ended
	Dec. 28,	Dec. 29,
	2014	2013

Net cash provided by operating activities (a)	$122,632	$101,360
Purchases of property and equipment (b)	(48,655)	(50,750)
Free cash flow	$73,977	$50,610

(a) The increase of approximately $21.3 million was primarily due to higher net income and favorable changes in working capital and other operating activities including higher depreciation and amortization expense.

(b) Purchases of property and equipment were relatively consistent for both periods. The current year period includes FOCUS equipment costs for domestic company-owned restaurants and technology investments, including FOCUS software development costs. The prior year period includes expenditures on equipment for New Jersey commissary dough production, technology investments, including FOCUS software development costs, and China new restaurant builds.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment, dividends or share repurchases. Free cash flow is not a term defined by GAAP and as a result our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the full year ended December 28, 2014.

FOCUS Update

As previously disclosed, the company is implementing a new, proprietary point-of-sale system (“FOCUS”) in substantially all domestic system-wide restaurants. As of December 28, 2014, we had installed FOCUS in approximately 75% of our domestic restaurants, including all company-owned restaurants and approximately 1,600 franchised restaurants. Substantial completion is expected to occur by the end of the first quarter of 2015.

For the fourth quarter and full year 2014, the impact of implementing FOCUS was a $1.4 million and $3.7 million reduction in income before income taxes versus 2013, or a $0.02 and $0.06 reduction in diluted earnings per share, respectively. For additional information, see the Annual Report on Form 10-K for the full year ended December 28, 2014.

Global Restaurant Unit Data

At December 28, 2014, there were 4,663 Papa John’s restaurants operating in all 50 states and in 36 international countries and territories, as follows:

	Domestic Company-owned	Franchised North America	Total North America	International	System-wide
Fourth Quarter
Beginning - September 28, 2014	683	2,630	3,313	1,224	4,537
Opened	3	46	49	120	169
Closed	(1)	(21)	(22)	(21)	(43)
Acquired (divested)	1	(1)	-	-	-
Ending - December 28, 2014	686	2,654	3,340	1,323	4,663

Year-to-date
Beginning - December 29, 2013	665	2,621	3,286	1,142	4,428
Opened	12	132	144	244	388
Closed	(4)	(86)	(90)	(63)	(153)
Acquired (divested)	13	(13)	-	-	-
Ending - December 28, 2014	686	2,654	3,340	1,323	4,663

Unit growth	21	33	54	181	235

% increase	3.2%	1.3%	1.6%	15.8%	5.3%

Our development pipeline as of December 28, 2014 included approximately 1,200 restaurants (200 units in North America and 1,000 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the fourth quarter and full year 2014 and subsequent repurchases through February 17, 2015 (in thousands):

Period	Number of Shares	Cost

Fourth Quarter 2014	502	$23,248

Full Year 2014	2,562	$117,400

December 29, 2014 through February 17, 2015	224	$13,593

There were 40.8 million and 41.7 million diluted weighted average shares outstanding for the fourth quarter and full year, respectively, representing decreases of 5.8% and 5.7%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.03 and $0.10, respectively, for the fourth quarter and full year due to the reduction in shares outstanding, primarily resulting from the share repurchase program. Approximately 39.9 million actual shares of the company’s common stock were outstanding as of December 28, 2014.

2015 Key Operating Assumptions and Earnings Guidance

Earnings per Share (EPS) – The company projects 2015 EPS to increase to a range of $1.98 to $2.06, or increase 13% to 18% over 2014 EPS of $1.75.

Comparable Restaurant Sales – North America system-wide comparable sales are expected to increase 2% to 4% in 2015. International comparable sales are expected to increase 5% to 7%, on a constant dollar basis, in 2015.

Worldwide Net Unit Growth – Worldwide net unit growth in 2015 is expected to range between 220 and 250 units, with approximately 75% of the net unit growth in International markets.

Revenues – Total consolidated revenues are expected to increase 3% to 5% in 2015.

Income Before Income Taxes Margin – Consolidated income before income taxes margin in 2015 is expected to increase 30 to 50 basis points over 2014 levels. The biggest drivers of increased margins are projected improvements in International profitability resulting from added scale in franchised markets, and in company-owned restaurants in North America due to reduced commodity costs. In North America, we are assuming full-year block cheese prices in the mid-to-high $1.60’s per pound.

Income Tax Rate – The income tax rate in 2015 is expected to range from 31.5% to 33.0%.

Share Repurchases and Debt – The company expects to repurchase shares of its outstanding stock in a range of $80-$120 million. Debt is expected to range between 1.5x and 1.8x 2015 earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Capital Expenditures – Capital expenditures for 2015 are expected to approximate $40 to $45 million, consisting of company-owned unit development in the U.S. and Beijing, China, technology-related projects, and routine capital replacement.

Conference Call

A conference call is scheduled for February 25, 2015 at 10:00 a.m. Eastern Time to review our fourth quarter and full year 2014 earnings results and 2015 guidance. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 17450283.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under “Shareholder Tools” at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Annual Meeting Date Scheduled

The 2015 Annual Meeting of Stockholders will be held on Wednesday, April 29, 2015, at 11:00 am local time at the company’s corporate offices located at 2002 Papa John’s Boulevard, Louisville, Kentucky.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the impact of adverse general economic conditions;
  the impact that product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns, including potential epidemics, could have system-wide on our restaurants or our results;
  failure to maintain our brand strength and quality reputation;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients or other restaurant costs. This could include increased employee compensation, benefits, insurance, tax rates, regulatory compliance and similar costs; including increased costs resulting from federal health care legislation;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, drought, disease, geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability in our international markets, fluctuations in currency exchange rates, and difficulty in meeting planned sales targets and new store growth. This could include our expansion into emerging or underpenetrated markets, such as China, where we have a company-owned presence. Based on prior experience in underpenetrated markets, operating losses are likely to occur as the market is being established;
  the impact of changes in interest rates on the company or our franchisees;
  the credit performance of our franchise loan or guarantee programs;
  the impact of the resolution of current or future claims and litigation;
  current or proposed legislation impacting our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our Founder, Chairman, President and Chief Executive Officer, who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, and risks associated with systems failures and data privacy and security breaches, including theft of company, employee and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	Dec. 28, 2014	Dec. 29, 2013	Dec. 28, 2014	Dec. 29, 2013
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic company-owned restaurant sales	$184,585	$169,604	$701,854	$635,317
Franchise royalties	23,715	21,310	89,443	81,692
Franchise and development fees	233	153	726	1,181
Domestic commissary sales	165,640	156,929	629,492	578,870
Other sales	24,475	14,705	74,179	53,322
International:
Royalties and franchise and development fees	6,961	6,067	25,730	21,979
Restaurant and commissary sales	19,900	19,122	76,725	66,661
Total revenues	425,509	387,890	1,598,149	1,439,022

Costs and expenses:
Domestic company-owned restaurant expenses:
Cost of sales	46,087	43,106	175,733	156,237
Salaries and benefits	49,011	46,290	188,234	173,316
Advertising and related costs	16,484	15,278	63,463	59,172
Occupancy costs and other restaurant operating expenses	39,677	33,356	144,628	128,826
Total domestic company-owned restaurant expenses	151,259	138,030	572,058	517,551

Domestic commissary expenses:
Cost of sales	128,638	122,164	492,940	448,693
Salaries and benefits and other commissary operating expenses	23,819	21,468	91,981	85,649
Total domestic commissary expenses	152,457	143,632	584,921	534,342

Other operating expenses	23,622	12,917	71,068	48,011
International restaurant and commissary expenses	16,352	16,601	63,718	56,609
General and administrative expenses	36,367	36,164	140,566	134,228
Other general expenses	1,583	2,631	8,223	6,673
Depreciation and amortization	10,426	9,433	39,965	35,105
Total costs and expenses	392,066	359,408	1,480,519	1,332,519

Operating income	33,443	28,482	117,630	106,503
Net interest expense	(1,052)	(541)	(3,375)	(394)
Income before income taxes	32,391	27,941	114,255	106,109
Income tax expense	10,036	8,204	36,558	33,130
Net income before attribution to noncontrolling interests	22,355	19,737	77,697	72,979
Income attributable to noncontrolling interests	(1,174)	(932)	(4,382)	(3,442)
Net income attributable to the company	$21,181	$18,805	$73,315	$69,537

Calculation of income for earnings per share:
Net income attributable to the company	$21,181	$18,805	$73,315	$69,537
Increase in noncontrolling interest redemption value	37	(510)	(44)	(510)
Net income attributable to participating securities	(107)	(530)	(402)	(530)
Net income attributable to common shareholders	$21,111	$17,765	$72,869	$68,497

Basic earnings per common share	$0.53	$0.42	$1.78	$1.58
Diluted earnings per common share	$0.52	$0.41	$1.75	$1.55

Basic weighted average common shares outstanding	40,097	42,417	40,960	43,387
Diluted weighted average common shares outstanding	40,789	43,301	41,718	44,243

Dividends declared per common share	$0.14	$0.125	$0.53	$0.25

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	Year Ended
(In thousands)	Dec. 28, 2014	Dec. 29, 2013

Assets
Current assets:
Cash and cash equivalents	$20,122	$13,670
Accounts receivable, net	56,047	53,203
Notes receivable, net	6,106	3,566
Income taxes receivable	9,527	-
Inventories	27,394	23,035
Deferred income taxes	8,248	8,004
Prepaid expenses and other current assets	28,564	23,562
Total current assets	156,008	125,040

Property and equipment, net	219,457	212,097
Notes receivable, less current portion, net	12,801	13,239
Goodwill	82,007	79,391
Deferred income taxes	3,914	-
Other assets	38,616	34,524
Total assets	$512,803	$464,291

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$38,832	$35,653
Income and other taxes payable	9,637	4,401
Accrued expenses and other current liabilities	58,293	57,807
Total current liabilities	106,762	97,861

Deferred revenue	4,257	5,827
Long-term debt	230,451	157,900
Deferred income taxes	22,188	14,660
Other long-term liabilities	41,875	42,835
Total liabilities	405,533	319,083

Redeemable noncontrolling interests	8,555	7,024

Total stockholders' equity	98,715	138,184
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$512,803	$464,291

Note: The Condensed Consolidated Balance Sheets have been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended
(In thousands)	Dec. 28, 2014	Dec. 29, 2013

Operating activities
Net income before attribution to noncontrolling interests	$77,697	$72,979
Adjustments to reconcile net income to net cash provided by
operating activities:
Provision for uncollectible accounts and notes receivable	1,795	1,921
Depreciation and amortization	39,965	35,105
Deferred income taxes	14,704	10,603
Stock-based compensation expense	8,712	7,409
Excess tax benefit on equity awards	(10,282)	(4,755)
Other	4,738	2,767
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,741)	(11,058)
Income taxes receivable	(9,527)	-
Inventories	(2,838)	(857)
Prepaid expenses and other current assets	(4,781)	(3,011)
Other assets and liabilities	915	(3,728)
Accounts payable	3,171	3,029
Income and other taxes payable	5,233	(6,027)
Accrued expenses and other current liabilities	(665)	(2,536)
Deferred revenue	(464)	(481)
Net cash provided by operating activities	122,632	101,360

Investing activities
Purchases of property and equipment	(48,655)	(50,750)
Loans issued	(6,816)	(6,095)
Repayments of loans issued	4,254	7,068
Acquisitions, net of cash acquired	(4,773)	-
Proceeds from divestitures of restaurants	400	-
Other	556	339
Net cash used in investing activities	(55,034)	(49,438)

Financing activities
Net proceeds on line of credit facility	72,551	69,642
Cash dividends paid	(21,735)	(10,797)
Excess tax benefit on equity awards	10,282	4,755
Tax payments for equity award issuances	(9,235)	(3,584)
Proceeds from exercise of stock options	5,837	6,865
Acquisition of Company common stock	(117,400)	(118,569)
Contributions from noncontrolling interest holders	1,086	950
Distributions to noncontrolling interest holders	(2,800)	(3,650)
Other	491	(327)
Net cash used in financing activities	(60,923)	(54,715)

Effect of exchange rate changes on cash and cash equivalents	(223)	67
Change in cash and cash equivalents	6,452	(2,726)
Cash and cash equivalents at beginning of year	13,670	16,396

Cash and cash equivalents at end of year	$20,122	$13,670

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-4218
Chief Financial Officer